Exhibit 99.1

Omega Protein Announces 2010 Fish Catch on Plan

HOUSTON, June 9, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced an update on its fishing efforts as of the close of business on June 6, 2010, the end of the seventh week of the Company’s 2010 fishing season. As of that date, the Company’s total fish catch (Gulf of Mexico plus Atlantic) was at approximately 100% of the Company’s total 2010 fish catch plan. However, the Company’s Gulf of Mexico fish catch was 17% behind its Gulf of Mexico 2010 fish catch plan.

These percentages are based on the Company’s projected fish catch plan for the 2010 fishing season, which in turn is based on historical fish catch data that varies from year to year. In addition, these percentages are based only on data for a portion of a full fishing season. The Company cautions that, because of the volatility of fish catch generally and the unpredictability of future effects of the oil spill specifically, no projections or extrapolations should be made from these numbers.

“The Deepwater Horizon oil spill, which has affected our business and has led to increased costs, has not had a material adverse effect on our planned Company-wide fish catch,” said Joe von Rosenberg, Omega Protein Chairman of the Board and Chief Executive Officer. “Our previously announced operating plan to reconfigure our Gulf of Mexico fishing fleet to avoid the areas affected by the oil spill appears so far to be working well.”

The Company does not routinely announce fish catch statistics but it is doing so in this case because of the uniqueness of the situation created by the oil spill. The Company does not currently intend to update this information or make further announcements regarding fish catch, although it may elect to do so in the future if circumstances dictate.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the fact that the oil spill is not yet under control and the situation may worsen materially, causing further restrictions on commercial fishing to be implemented, (2) the effect of the oil spill on the Company’s business, operations and fish catch, both short-term and long-term, (3) the effect of government intervention in connection with the oil spill, including without limitation, any restrictions that may be imposed on navigation and access to the Company’s facilities or restrictions on the sale of marine proteins produced from the Gulf of Mexico, (4) the disruption and bottlenecks caused by the Company’s response plans on its operations, (5) the effect of the oil spill, short-term and long-term, on the menhaden fishery or ecosystems supporting that fishery, and (6) customer perceptions about marine products from the Gulf of Mexico due to concerns about contamination or availability. Other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com